Exhibit 4.7

Dear ___________________,

Re: Side Letter to SAFE Agreement

This side letter (the “Side Letter”) is entered into as of _______________________, 2025 by and between Tarsier Pharma Ltd. (the “Company”) and ___________________ (the “Investor”), in connection with the Simple Agreement for Future Equity (the “SAFE”) of even date between the Company and the Investor.

Any term not defined herein shall have the meaning provided to it under the SAFE.

In consideration of the mutual covenants and agreements contained herein and in the SAFE, the Company hereby agrees to grant the Investor a warrant (the “Warrant”), concurrently with and subject to the consummation of an Equity Financing, to purchase shares of the Company, in such number and type as specified below.

The terms of the Warrant shall be as follows:

1.	Exercise Period: The Warrant shall be exercisable for a period commencing on its grant date, being the initial closing of the Equity Financing (the “Grant Date”), and ending upon the earlier of (i) 24 months from the Grant Date, (ii) a Liquidity Event, or (iii) a Dissolution Event. If not exercised within the Exercise Period, the Warrant shall expire and thereafter no longer confer any rights whatsoever upon the Investor.

2.	Exercise Price: The exercise price per share shall be the Discount Price.

3.	Type of Shares: The Warrant shall be exercisable into Safe Preferred Shares[1].

4.	Number of Shares: The Warrant shall be exercisable for the purchase of the same number of Safe Preferred Shares issued to the Investor upon conversion of the SAFE.

5.	Other Terms: The Warrant shall be subject to such other customary terms and conditions, as determined by the Company in its reasonable discretion.

This Side Letter shall be governed by and construed in accordance with the laws of the state of Israel, without regard to its conflict of laws principles.

Please confirm your agreement to the terms of this Side Letter by signing and returning a copy to the undersigned.

[Signature page immediately follows]

[1]	Subject to the third paragraph under Section 1(a) of the SAFE.

Sincerely,

Tarsier Pharma Ltd.

By:

Name:	Daphna Haim-Langford

Title:	Chief Executive Officer

Agreed and Accepted:

Investor:

By:

Name:

Title:

Date: